STOCK PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is entered into this 13th day of March 2018 (“Signing Date”) by and between Sack Lunch Productions Inc. (“Seller”), a Utah corporation with a mailing address of 59 West 100 South, Second Floor, Salt Lake City, Utah 84101 and LCF Salons LLC, a Utah limited liability company (“Buyer”) with a mailing address of 1298 South 900 East, Salt Lake City, UT 84105.

WHEREAS, Buyer desires to acquire from Seller its ownership interest, including all shares of any class, that it holds in Green Endeavors Inc. and Green Endeavors subsidiaries that Seller currently owns or holds (“Ownership”) in exchange for payment in the amount of $100,000 which shall be used to satisfy that amount of the current debt owed by Seller to TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”) which shall be paid in cash and further that TCA will convey to Buyer the secured position in the ownership and the assets of Green and its subsidiaries currently held by TCA.

NOW, THEREFORE with the above being incorporated into and made a part hereof for the mutual consideration set out herein and, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Exchange. Seller will transfer the Ownership to Buyer and Buyer will transfer to Seller compensation in the amount of $100,000 in the form of payment to TCA as partial satisfaction of debt owed to TCA by Seller upon the closing of this Agreement, Seller hereby acknowledges that this payment to TCA has been made by Buyer. Buyer shall release the $100,000 obligation of Seller to it that Buyer has acquired from TCA in exchange for the transfer of the Ownership as set forth herein.

2. Termination. This Agreement may be terminated at any time prior to the Closing Date:

A.	By Buyer or Seller:

(1) If there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of Sack Lunch Production Inc.’s Board of Directors or Buyer or Seller and made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

(2) If the Closing shall have not occurred prior to March 30, 2018, or such later date as shall have been approved by parties hereto, other than for reasons set forth herein.

B.	By Buyer:

(1) If Seller shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representation or warranties of Seller contained herein shall be inaccurate in any material respect; or

C.	By Seller:

(1) If Buyer shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representation or warranties of Buyer contained herein shall be inaccurate in any material respect;

In the event this Agreement is terminated pursuant to this Paragraph, this Agreement shall be of no further force or effect, no obligation, right, or liability shall arise hereunder, and each party shall bear its own costs as well as the legal, accounting, printing, and other costs incurred in connection with negotiation, preparation and execution of the Agreement and the transactions herein contemplated.

3. Representations and Warranties of Seller Seller hereby represents and warrants that effective this date and the Closing Date, the representations and warranties listed below are true and correct:

A.	Legal Authority. Seller has the full legal power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and will obtain any necessary consents required to complete the transaction.

B.	No Conflict With Other Instruments. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of Seller to which Seller is a party and has been duly authorized by all appropriated and necessary action.

C.	Deliverance of Ownership. As of the Closing Date, the Ownership to be delivered to Buyer will constitute valid and legally issued ownership rights in Green Endeavors Inc. and its operating subsidiaries, Landis Salons, Inc., Landis Salons II, Inc. and Landis Experience Center, LLC of Seller, fully paid and non-assessable shares of each entity.

4. Representations and Warranties of Buyer. Buyer hereby represents and warrants that, effective this date and the Closing Date, the representations and warranties listed below are true and correct.

A.	Legal Authority. Buyer has the full legal power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

B.	No Conflict With Other Instruments. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of Buyer to which Buyer is a party and has been duly authorized by all appropriated and necessary action.

5. Reserved.

6. Closing. The Closing as herein referred to shall occur upon such date as the parties hereto may mutually agree upon, but is expected to be on or before March 30, 2018.

7. Conditions Precedent of Seller to Effect Closing. All obligations of Seller under this Agreement are subject to fulfillment prior to or as of the Closing Date, of each of the following conditions:

A.	The representations and warranties by or on behalf of Buyer contained in this Agreement or in any certificate or documents delivered to Seller pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

B.	Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

C.	All instruments and documents delivered to Seller pursuant to the provisions hereof shall be reasonably satisfactory to Seller’s legal counsel.

8. Conditions Precedent of Buyer to Effect Closing. All obligations of Buyer under this Agreement are subject to fulfillment prior to or as of the date of Closing, of each of the following conditions:

A.	The representations and warranties by or on behalf of Seller contained in this Agreement or in any certificate or documents delivered to Buyer pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

B.	Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by him prior to or at the Closing.

C.	All instruments and documents delivered to Buyer pursuant to the provisions hereof shall be reasonably satisfactory to Buyer’s legal counsel.

9. Damages and Limit of Liability. Each party shall be liable, for any material breach of the representations, warranties, and covenants contained herein which results in a failure to perform any obligation under this Agreement, only to the extent of the expenses incurred in connection with such breach or failure to perform Agreement.

10. Nature and Survival of Representations and Warranties. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

11. Default at Closing.

A.	By SELLER:

(1)	Notwithstanding the provisions hereof, if Seller shall fail or refuse to deliver any of the Ownership of Seller, or shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by Seller and Buyer at its option and without prejudice to its rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or (b) terminate all of its obligations hereunder with respect to Seller.

B.	By Buyer:

(1)	Notwithstanding the provisions hereof, if Buyer shall fail or refuse to deliver any of the promised consideration, or shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by Buyer and Seller at its option and without prejudice to its rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or (b) terminate all of its obligations hereunder with respect to Buyer.

12. Costs and Expenses. Buyer, TCA and Seller shall each bear their own costs and expenses in the proposed exchange and transfer described in this Agreement. Buyer, TCA and Seller have been represented by their own attorney in this transaction, and shall each pay the fees of its attorney, except as may be expressly set forth herein to the contrary.

13. Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

To Buyer:	LCF Salons LLC	To Seller:	Sack Lunch Productions, Inc.
	1298 South 900 East		59 West 100 South
	Salt Lake City, UT 84105		Second Floor
Salt Lake City, UT 84101
	Telephone:		Telephone: (801) 575-8073
	Email:		Email: hudconsult@aol.com

14. Miscellaneous.

A. Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

B. Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

C. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

D. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

E. Governing Law. This Agreement was negotiated and is being contracted for in the State of Utah, and shall be governed by the laws of the State of Utah, notwithstanding any conflict-of-law provision to the contrary.

F. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties their respective heirs, administrators, executors, successors, and assigns.

G. Entire Agreement. The Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties covenants, or conditions express or implied, other than as set forth here, have been made by any party.

H. Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SELLER: SACK LUNCH PRODUCTIONS INC.

By:	/s/ Richard Surber
Office:	President & CEO
Printed Name:	Richard Surber

BUYER-LCF SALONS LLC

By:	/s/ Logan C. Fast
Office:	Member/Manager
Printed Name:	Logan C. Fast